UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2014

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)(c). Departure of Certain Officers; Appointment of Certain Officers.

On September 25, 2014, Argan, Inc. (“Argan”) announced that Arthur F. Trudel, Senior Vice President and Chief Financial Officer of Argan, will retire from these positions in January, 2015. Mr. Trudel will remain an employee of Argan, functioning as a Senior Advisor to Argan’s Chairman and Chief Executive Officer, Rainer Bosselmann.

Argan also announced that Cynthia Flanders, a member of Argan’s Board of Directors, will succeed Mr. Trudel as Chief Financial Officer.

Ms. Flanders, 60, has been a member of Argan’s Board of Directors since April 2009. In 2009, she founded Skipjack Partners LLC, a woman-owned consultancy doing business as Manage Fearlessly, an Internet resource for managers and entrepreneurs. Since October 2013, she has also served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory that specializes in ESOPs and other ownership transitions. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 7,000 small, middle market and microcap clients. From 2000 to 2008, as a Commercial Market Executive, Ms. Flanders led twelve client management teams covering middle market clients and prospects throughout Maryland and the Washington, D.C. metropolitan area. In addition to spending over 20 years in commercial banking, Ms. Flanders also worked in the consumer banking, operations and finance organizations of the Bank.

A copy of Argan’s press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Argan, Inc., Press Release, issued September 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: September 26, 2014	By:	/s/ Rainer Bosselmann
Rainer Bosselmann
Chairman of the Board and Chief Executive Officer